CERTIFICATE OF AMENDMENT
                                       OF
                            ARTICLES OF INCORPORATION
                                       OF
                                EROX CORPORATION


         William P. Horgan and Julian N. Stern hereby certify that:

         1. They are the Chief Executive Officer and Secretary, respectively, of EROX Corporation, a California corporation (the "Corporation").

         2. Article I. of the Articles of Incorporation of the Corporation is hereby amended in full to read as follows:

                  "Article I. Name. The name of this corporation is Human Pheromone Sciences, Inc."

         3. The foregoing amendment of Articles of Incorporation has been duly approved by the Corporation's Board of Directors.

         4. The foregoing amendment of Articles of Incorporation has been duly approved by the required vote of shareholders in accordance with Section 902 of the Corporations Code. The total number of outstanding shares of the Corporation is 10,289,488 shares of Common Stock and 1,433,333 shares of Preferred Stock. The number of shares voting in favor of the amendment equaled or exceeded the vote required. The percentage vote required was more than 50% of the outstanding shares.

         We further declare under penalty of perjury under the laws of the State of California that the matters set forth in this certificate are true and correct of our own knowledge.


Date:  May 29, 1998

                                    /s/ William P. Horgan
                                    --------------------------------------------
                                    William P. Horgan, Chief Executive Officer


                                   /s/ Julian N. Stern
                                    --------------------------------------------
                                   Julian N. Stern, Secretary